UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2007

SECURELOGIC CORP.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28099	77-0571784
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of organization)		Identification No.)

43 Hamelacha Street
Netanya 42505, Israel
(Address of principal executive offices, zip code)

(866) 838-1102
(Registrant’s Telephone Number, Including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act 917 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On September 4, 2007, the Board of Directors (the “Board”) of SecureLogic Corp. (the “Company”) elected Mr. Josh Hurewitz, P.h.D, to fill a vacancy on the Board and serve as a director of the Company. Dr. Hurewitz was also appointed to serve as a member of the Board’s Audit Committee.

Since 2004, Dr. Hurewitz has been a management consultant, providing strategy and marketing consulting services to companies across a wide range of industries including the aviation, communications, and security industries among others. From 2000-2004, Dr. Hurewitz was the Senior Director, Corporate Business Development for ARINC Incorporated, a world leader in transportation communications and systems engineering that develops and operates communications and information processing systems and provides systems engineering and integration solutions to eight key industries: airports, aviation, aerospace and defense, government, healthcare, networks, security, and transportation. Dr. Hurewitz received his BS degree in plant genetics and MBA with a concentration in quantitative analysis, operations and marketing from Cornell University, and an MA and Ph.D in plant science/biochemistry from Rutgers University.

Other than the standard compensation arrangements for the Company’s non-employee directors that was recently revised by the Board to compensate directors $350 per meeting, there are no arrangements or understandings between Dr. Hurewitz and any other person pursuant to which he was appointed as a director. Dr. Hurewitz is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the hereunto duly authorized.

SECURELOGIC CORP.

/s/ Gary Koren
Gary Koren, Chief Executive Officer

Dated: September 10, 2007